Exhibit 99.1

PRESS RELEASE

Autoliv provides market and business update, accelerates mitigating measures and enters loan facility with Swedish Export Credit Corporation

(Stockholm, Sweden, May 29, 2020) – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in vehicle safety systems, today provides updates on market and company measures to manage the auto industry downturn caused by the COVID-19 pandemic.

•	April virtually at a standstill in Europe and Americas

•	Slow and volatile restart and ramp-up creates efficiency challenges

•	Total employee related run-rate costs lowered by almost 30%

•	Reducing capex YTD April by 30% compared to plan

•	Securing up to SEK 6 billion in loans from the Swedish Export Credit Corporation

“With our largest markets Americas and Europe virtually standing still in April, the challenges we are managing in the second quarter are unprecedented.” says Mikael Bratt, President and CEO. “When the industry and Autoliv now moves on to the next phase - the restart and ramp-up outside China - it requires a continued focus on the health and safety of our employees as well as continued daily optimization of our resources to a low and volatile customer demand”.

Challenging start to second quarter 2020

Automotive manufacturing was at a virtual standstill in April in Europe and Americas (normally almost 2/3 of Autoliv annual sales). The recent industry restart in these regions is a positive development. However, the ramp-up has started on a very low level and is characterized by strong fluctuations in customer demand which creates specific challenges, as we are balancing actions to minimize costs with the need to secure capacity to meet the volatile customer call-offs. The frequent, large and rapid changes to customer call-offs makes it difficult to optimize and efficiently run our operations. In addition, certain countries have emergency lock-down protocols, such as Mexico and India, which create specific challenges, as employees that must stay at home are still entitled to full pay. These challenges reinforce what the Company communicated in connection with the Q1 earnings release; that the limited visibility and long period of virtual stand stills in large parts of the world mean the operating leverage could be higher than the around 30% the Company considers to be the standard operating leverage.

Automotive industry restart and ramp-up

The automotive industry has in recent weeks entered a restart phase in most markets, albeit slow and volatile, with Autoliv’s operations developing in line with this. The latest IHS forecasts from May 14, 2020 indicate almost 50% decline in global light vehicle production in Q2 2020 vs. Q2 2019.

In China, Autoliv’s sales increased by 3% in April 2020 vs. April 2019. Close to 100% of OEM plants have restarted production and our operations have gradually recovered to above 100% compared to this time last year. Light vehicle sales increased by 1% in April 2020 vs. April 2019 according to CAAM. The emergency declaration in Japan was lifted on May 26, but the restart for OEMs is very slow due to low demand from export markets. In India, OEMs are beginning to reopen at a very slow pace. In South Korea, plants have remained open, but at lower output levels due to lower export demand, partially offset by strong domestic demand for certain new models.

In Europe, Autoliv’s sales in April declined by 89% compared to April 2019 as almost all our customers were closed down for most of the month. Almost all OEMs have now restarted production, but at low and unstable production levels. The latest IHS forecast indicates that Q2 2020 light vehicle production in Western Europe will decline by around 70% vs. Q2 2019.

Autoliv Inc.

Box 70381, 107 24 Stockholm, Sweden

Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm

In Americas, Autoliv’s sales in April declined by 96% compared to April 2019 as almost all our customers were closed down. Currently almost all OEMs have now restarted production, albeit at very low and unstable production levels. Recent industry forecasts indicate that Q2 2020 light vehicle production in North America will decline by around 75% vs. Q2 2019.

Supply chain is a main area of industry concern, as different countries are in different stages of ramping-up. For example, the supply chain in Mexico is still partly closed down. Autoliv is working to secure its supply chain and continues to implement the appropriate health measures required to ensure the safety of our employees as we re-start and ramp-up.

Decisive actions position Autoliv to manage a challenging period

As outlined below, Autoliv is decisively managing the situation by controlling costs, reducing spending, and strengthening its liquidity position.

Cost control: Total headcount was reduced meaningfully in April, with further reductions expected in May and June. Compared to Q1 2020, the run rate in costs for R,D&E, gross, as well as production overhead is reduced by around 15% and the S,G&A run rate is reduced by almost 5%. As a result of these reductions, and extensive furloughing of employees in certain countries, the run rate of total employee related costs in April 2020 was reduced by close to 30% compared to Q1 2020.

Cash flow and liquidity: Compared to the plan at the beginning of the year, capital expenditures YTD April have been reduced by over 30%, or by approximately $50 million. Our net working capital will be negatively impacted both by that different regions are in different phases of the ramp-up curve and by the virtual standstill of certain operations in certain regions. On April 2, Autoliv drew down the remaining $600 million from its revolving credit facility and had then a cash balance of around $1.5 billion. At April 30, Autoliv had a cash balance of $1.4 billion. May is expected to be more challenging than April for cash flow due to an increase in net working capital while the development in coming months remain uncertain.

To further strengthen our liquidity position and credit resources, the Company on May 28 entered into a lending facility of approximately $0.6 billion (SEK 6 billion) with the Swedish Export Credit Corporation with support from the Swedish Export Credit Agency (the “SvEK Facility”). The SvEK Facility provides a 2-year tranche and a 5-year tranche of SEK 3 billion each. The Facility is made available upon Autoliv’s repayment of the current SEK 1.2 billion loan with SEK that originally matures in June 2022. Through our liquidity preservation measures and with this new SvEK Facility in place, Autoliv’s liquidity is sufficient to repay approximately $0.5 billion million on its $1.1 billion Revolving Credit Facility during Q2 2020. The Company’s Revolving Credit Facility remains available until July 2023. With the new SvEK Facility, the Company’s has a well-spread debt maturity schedule and ample committed credit facilities. This further strengthens Autoliv’s financial flexibility and increase the cash or cash equivalents plus committed facilities at its disposal by $0.5 billion. None of Autoliv’s credit facilities are subject to financial covenants.

Mikael Bratt concluded: “In these challenging times, I am proud that we have a solid organization with strong associates that continue to execute on our long-term strategy and I am confident Autoliv will come through this crisis as an even stronger company”.

Inquiries:

Investors & Analysts: Anders Trapp, Tel +46 (0)8 587 206 71

Investors & Analysts: Henrik Kaar, Tel +46 (0)8 587 206 14

Press and Media: Marja Huotari, Tel +46 (0)709 578 135

About Autoliv

Autoliv, Inc. is the worldwide leader in vehicle safety systems, and through our subsidiaries we develop, manufacture and market protective systems, such as airbags, seatbelts, steering wheels and pedestrian protection systems for all major automotive manufacturers in the world. Our products save over 30,000 lives each year and prevent ten times as many severe injuries.

Autoliv Inc.

Box 70381, 107 24 Stockholm

111 64 Stockholm, Sweden

Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm

Phone: +46 (0)8 58720600

E-mail: info@autoliv.com

Our more than 65,000 associates in 27 countries are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. We have 14 technical centers, with 20 test tracks. Sales in 2019 amounted to US $ 8,548 million. The shares are listed on the New York Stock Exchange (NYSE: ALV) and the Swedish Depository Receipts on Nasdaq Stockholm (ALIV sdb). For more information go to www.autoliv.com.

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions; the impacts of the coronavirus (COVID-19) on the Company’s financial condition, business operations and liquidity; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructurings or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Autoliv Inc.

Box 70381, 107 24 Stockholm

111 64 Stockholm, Sweden

Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm

Phone: +46 (0)8 58720600

E-mail: info@autoliv.com